ELECTROGLAS, INC
                               5729 Fontanoso Way
                           San Jose, California 95138




                                  May 24, 2007



VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

         Re:      Electroglas, Inc.
                  Registration Statement on Form S-3 (No. 333-134587)

Ladies and Gentlemen:

         Electroglas, Inc., Electroglas International, Inc., EGsoft, Inc., and EGsoft Holdings Corporation hereby request that the Securities and Exchange Commission take appropriate action to cause the above-referenced registration statement to become effective at 4:30 p.m. Eastern Time today, May 24, 2007, or as soon thereafter as is practicable.

                                            Sincerely,

                                            ELECTROGLAS, INC.
                                            ELECTROGLAS INTERNATIONAL, INC.
                                            EGSOFT, INC.
                                            EGSOFT HOLDINGS CORPORATION




                                            By:   /s/ Thomas E. Brunton
                                                  ------------------------------
                                                  Thomas E. Brunton
                                                  Chief Financial Officer